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                                                                    Exhibit 99.2

Thank you, Jackie. Good afternoon. This is Hervey Parke, Vice President of Investor Relations for IBM, thank you all for joining us. Since this is a year-end earnings release, our prepared remarks will be just a little longer than usual. Now, let me quickly give you a few pieces of information.

At this time, the opening page of the presentation should have automatically loaded, and you should be on Chart 1, the title page.

After the last chart in the presentation we will provide you an index to go back to specific slides during the Q&A. Or, you can jump to any chart in the presentation at any time by clicking on the chart name on the scrolling list found on the left navigation bar.

For printing slides, there are two alternatives. There is a link on the index page so you can download the entire set of charts for printing. Or, there is a link to printer-friendly charts along the bottom of the presentation window so you can download them at any time.

In about an hour, you will also be able to link to the prepared remarks using a link also found at the bottom of the presentation window.

And finally, a replay of this webcast will be available on this website by this time tomorrow.

Now, please click on the Next button and move to Chart 2.

Certain comments made by John Joyce or myself during this call may be characterized as forward looking under the Private Securities Litigation Reform Act of 1995. Those statements involve a number of factors that could cause actual results to differ materially. Additional information concerning these factors is contained in the company's filing with the SEC. Copies are available from the SEC, from the IBM web site, or from us in Investor Relations.

Now, please click again on the Next button for Chart 3.

And at this time, let me turn the call over to John Joyce, IBM's Senior Vice President and Chief Financial Officer.

Thanks Hervey.  Good afternoon everyone.  Thank you for joining us today.

We've accomplished a great deal in the 4th quarter:

     o We expect continued share gains in key businesses.

     o We've had strong signings in Global Services.

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     o We've paid for PwC Consulting.

     o We've sold our HDD business.

     o We've fully funded our U.S. Pension Plan.

     o We've improved our execution on working capital.

And as you have already seen from our press release, our 4th-quarter results came in better than expected. We grew revenue from Continuing Operations 7%, to $23.7 billion.

Three months ago, investors were very concerned about our ability to deliver 12% sequential growth from the 3rd quarter, excluding PwC Consulting. We exceeded that with 13% sequential growth.

This 4th-quarter revenue is a statement about our leadership, in the current economic environment.

We also delivered in the 4th quarter:

o $2.7 billion in pre-tax profit, as reported, including profitable results in our Technology and in Personal Systems Segments,

o Earnings-per-Share for Continuing Operations of $1.34 as the Street has modeled our results, and $1.11 as reported. We'll take you through a bridge on that in a few minutes.

o $4.5 billion in Free Cash Flow, after putting $2.1 billion of cash into our pension fund,

o And the cash and core debt ratios of our balance sheet came in better than we had expected.

The consistency of these results in the 4th quarter, and prior quarters this year, is not an accident.

We have been executing on a series of Leadership Initiatives designed to deliver results with two characteristics:

     o    greater consistency in weak economic environments,

     o and profitable growth as the economy turns. Click on the Next button for Chart 4.

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FOCUSED INVESTMENT FOR GROWTH

During the course of 2002, despite the weak economy, we have made steady, strong investments in growth. I showed you this chart at our analyst meeting in November.

In addition to the $2 billion of cash we put in the U.S. pension fund, we invested $5 billion in Research & Development, which has produced our industry leading products and services that are taking share, and which has given us an early lead in key emerging growth areas that exploit Services and Software technology. $5 billion in Capital Expenditures, which we have leveraged principally in Services, Technology and Financing, and selectively in Hardware. And over the past 18 months, another $5 billion in Acquisitions, principally in Services and Software.

Investing with discipline will enable us to achieve profitable revenue growth.

Back at our November meeting, I also showed you a chart comparing our Return On Invested Capital to the S&P 500 over a five-year period.

IBM's ROIC has been 500 to 1000 basis points above that of the S&P 500 and well above our weighted average cost of capital for the five years ending 2001.

It's an important point because it reflects our management discipline and strategy.

Most companies can deliver impressive ROIC for one year. The key is to deliver impressive Return On Invested Capital on a sustained basis.

Our investments in Research & Development, capital expenditures and acquisitions are based on a discipline to provide sustained, superior Return on Invested Capital.

We now have estimates for our business segments for 2002.

IBM's core ROIC was once again well above our Weighted Average Cost of Capital, led by strong returns in Services and Software. Six years ago Services and Software were about 45% of IBM's revenue. In 2002 they were over 60%. The shift in profit contribution has been even more dramatic. Our investments over those six years anticipated that ROIC opportunity shift. We have also exited businesses altogether, like hard disk drives, and we have outsourced manufacturing and administrative processes where we cannot differentiate ourselves, and where we can benefit from our business partners' expertise and scale.

I don't have to tell this audience that, over the last six years, the returns from various investment alternatives have been extremely volatile.

To generate superior ROIC over time, our discipline kept us away from most



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acquisitions over the past several years.

The returns on proposed deals were inadequate. So instead, we gave cash back to our investors through our robust stock buy-back program.

This very point is the basis for our statements back then that we prioritized profitable revenue growth over just revenue growth alone, not a very popular concept in those freewheeling days.

But the market has changed. We cut back on our $5 billion stock buy-back program due to the $5 billion acquisition program. We feel very confident about these investment trade-offs, and that we have accelerated IBM's strategic focus to the more profitable segments in the IT industry.

Going forward, we will continue to monitor these alternatives carefully.

Now, let's cover the 4th-quarter results, and then I'll provide you with our view of 2003. Please turn to Chart 5. I want to bridge you from our reported results to the Street estimates.

4Q02 FINANCIAL SUMMARY

As I said earlier, for Continuing Operations, we reported Revenue of $23.7 billion and earnings-per-share of $1.11.

Included in those results were certain charges associated with the PwC Consulting transaction that the Street excluded from their models.

Regarding PwC Consulting, we had indicated in October that we expected as much as a 5-cent hit to ongoing operations, including amortization of intangibles.

We estimate that we actually did better than that. And for charges, we expected about 8 or 9 cents related to the deal proceeds, including the restricted stock units used for retention, and about 15 or 16 cents for transition charges associated with integration and restructuring.

The actual charges turned out to be $614 million, as shown on this chart, as part of SG&A.

To bridge to Street estimates, these charges would have to be backed out.

But we also want to call out that our results, as reported, benefited by $40 million from truing up estimated reserves associated with the 2nd-quarter actions.

To be fair, just as the Street excluded those charges from operational results back then, the benefit of the true-up should also be excluded this quarter from Expense as well.

The net of these two charges is about $575 million, or 23 cents.

So relative to the Street's view of $1.30, we achieved $1.34, including the PwC


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operations.

Given the environment, we are pleased with these results.

Now let's turn to Revenue, Chart 6.

4Q02 REVENUE

Total Revenue from Continuing Operations was up 7% as reported, and up 4% at constant currency.

And as I said in my opening, revenue grew 13% sequentially from the 3rd quarter to the 4th quarter without PwC Consulting, driven by 20% growth in Hardware and 22% growth in Software.

Revenue for Global Services was up 17% year-to-year as reported, and 13% at constant currency.

Roughly 14 points of this growth came from the acquisition of PwC Consulting, so on a normalized basis, the pace of business was about the same as in the 3rd quarter.

Hardware revenue in the 4th quarter grew 1% as reported and declined 1% at constant currency, a slight improvement from the 3rd-quarter pace.

We expect to see share gains on many fronts when all the industry data is in.

Of special note, our xSeries servers, with their leading edge technology, continued to have the strongest growth, and PC's moved into the growth category.

Software improved on its 3rd-quarter growth rate with flat revenue, as reported, and a 2% decline at constant currency.

We expect continued gains in our Middleware share as well.

Global Financing revenues declined 11% at constant currency, reflecting the declining asset base and lower remarketing sales. Income-generating assets were down 11% from last year, and financing originations were $11 billion in the quarter.

Finally, we've included our geographic breakout in our supplemental charts at the end. The revenues for the three major geographies reflect the addition of PwC Consulting in the 4th quarter.

In the Americas, the U.S. was a little stronger than Canada and Latin America. And Asia Pacific reflects two very different environments. Japan is nearly 60% of A/P's revenue, but its economy remains fragile and lacks momentum. On the other hand, in China, Korea, and the ASEAN region, we continued to see good growth. In Europe, Germany and the UK remained particularly weak.

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You'll also see on that chart that Total OEM revenue declined 11%. But this decline was driven by our exiting two low-margin businesses, our Displays and Electronic Card manufacturing and Testing. Our OEM logic revenue, on the other hand, accelerated.

Now let me give you an additional view of our revenue, by Industry Sector, Chart 7.

 4Q02 REVENUE -- INDUSTRY SECTOR

This chart shows the approximate size of our five worldwide industry sectors, as well as our important Small and Medium Business customers.

As we pointed out last quarter, while we report our results by brand and by geography, our go-to-market strategy is based on customer requirements, to enable us to put the right focus on solutions.

We are also industry leaders in these sectors, but notably we continued to gain share in Public Sector, the sector with the strongest growth in the current economic environment.

And the 4th quarter rounded out a year of consistent growth with our Small and Medium Business customers, despite the economy, and reflecting our increased focus on this segment.

You can see that we had strong growth sequentially from the 3rd to the 4th quarter in each of these sectors, and these numbers do not include PwC Consulting.

So let me reiterate, our strength is our focus on customer solutions.


Now let's turn to Gross Profit, Chart 8.

4Q02 GROSS PROFIT MARGIN

Total gross profit margin for Continuing Operations in the 4th quarter was 38.8%, down a point and a half from last year, but up nearly two points from the 3rd quarter.

Year-to-year, Global Services was down two points. Let me give you a couple of factors. First, PwC Consulting was added at a lower gross profit margin than our base business. Part of PwC's lower margin reflects the greater mix of reimbursable client expenses in both revenue and cost. But we also expect to improve other operational efficiencies over time, as we indicated at the time of


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the acquisition.

The second factor was that we had signings in our IT Services business that came late in the quarter. As a result, our utilization rates were lower than expected.

On the other hand, Software gross profit margins improved due to better support efficiencies. Hardware gross profit margin improved slightly, despite continued pricing competitiveness. Gross margins improved year-to-year in nearly every key hardware brand.

Now let's turn to Expense, Chart 9.

4Q02 EXPENSE SUMMARY CHART

As I have already discussed, Expense for Continuing Operations, as reported, included charges of $614 million associated with the acquisition and integration of PwC Consulting and related restructuring, as well as one-time compensation costs.

I also noted that we had a net benefit of $40 million from truing up reserves associated with our 2nd-quarter actions.

The box on the right of the 4th-quarter data shows you that both of these charges were recorded in Expense. We've also combined these charges with the 2nd-quarter charges for a full-year total.

Without these charges in the 4th quarter, and without the addition of PwC Consulting, SG&A would have been down 1% year-to-year.

Also note that R&D was down 3%.

Now let me take you through the details of specific ongoing expense items that can help or hurt earnings in different ways from quarter to quarter. This "road map" of expense that we started providing with the 2001 Annual Report has been very well received.

Year-to-year this quarter, most factors hurt our profit. Continued workforce rebalancing costs, over and above what we did in the PwC Consulting consolidation, were up $25 million. Real estate transactions cost us $104 million. IP Income was down $135 million from a year ago, despite two sizable deals totaling about $170 million. Equity transactions were down $68 million, and income resulting from retirement-related plans was down $48 million. I'll come back to this topic in a moment.

On the other hand, the elimination of Goodwill amortization at the beginning of the year helped us, one last time, by $66 million. And Bad Debt accruals, Interest Income and Expense were all about

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the same as last year.

These "road map" factors may help or hurt in any given quarter, and it's our job to deal with these events over time, within the context of our business model.

This quarter, our results were significantly impacted on a year-to-year basis, but as we enter 2003, we have a lot of these issues behind us.

Finally, let me say a word about Currency in light of the dollar's new weakness. Our ongoing hedging programs are intended to smooth the volatility of currency, offsetting losses created by a strong dollar, and benefits created by a weak dollar.

The year-to-year effect includes the fact that last year's 4th quarter had hedging gains because of the dollar's strength at the time and this 4th quarter had hedging losses because of the dollar's weakness.

And looking ahead to the 1st quarter, our hedging programs will continue to offset the benefits of a weaker dollar, as in the 4th quarter.

Now let me update you on our Pension assumptions for 2003.

As we stated in our press release on December 31, 2002, we fully funded the U.S. pension plan to the level of the Accumulated Benefit Obligations or ABO.

With the declining equity markets in December, that contribution was just under $4 billion, $2.1 billion in cash and $1.9 billion in stock.

And as we had indicated, while we made contributions to non-U.S. plans during the year, some of those were not fully funded at the end of the year.

We have chosen to bring those plans to fully funded status over time. But because they were under funded, we had an equity reversal of $3 billion, a little more than the $2.7 billion we had estimated back in November, again, due to the weakness of the markets.

As you know, this reversal is a noncash event, and our rating agencies were fully briefed on this, after which both Moody's and S&P reaffirmed their ratings on IBM. Our stronger-than-expected cash performance in the 4th quarter should only reinforce their support.

Now let's look at 2003. Back in October, we indicated we were considering using 8% to 8.5% for our long-term returns on our U.S. Pension Plan assets in 2003.

In light of the markets, we have decided to use the low end of that range, 8%, which is down a point and a half from 2002 assumption of 9.5%. We'll have similar reductions in our other major non-U.S. plans.

The collective effect of this and other assumptions around our worldwide pension funds, as well as our year-end contributions, will be that income from our retirement-related plans in 2003 will be down approximately $500 million year-to-year. But as I have discussed with you before, this impact will be more than offset by our 2nd-quarter-2002 restructuring actions.

I will comment on


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2003 in total at the end of my remarks.

Now let's turn to Cash Flow, Chart 10.

4Q02 - CASH FLOW

Free Cash Flow was strong for both the quarter and the year, despite a weak economy and lower net income.

When reviewing Free Cash Flow in 2002, remember that the Working Capital/Other line of $0.7 billion is after a $2.1-billion contribution to the U.S. pension plan.

So for the quarter, the company generated Free Cash Flow of $4.5 billion, down $800 million from a year ago, but up $1.3 billion before the pension contribution.

And for the year, Free Cash Flow was $5.9 billion, down $1.4 billion, but up $700 million before the contribution.

The strength came from our continued focus on cash generation and improved operational performance in the key working capital components, accounts receivable, inventory and payables.

We had strong performance in collection in all regions and business units. Inventory continued to improve. Inventory now stands at a long-term low for the company, and turns continued to increase both sequentially from the 3rd quarter and year-to-year.

The Working Capital/Other line also reflects two other key entries besides the use of $2.1 billion for the pension plan.

We had a benefit of approximately $650 million for the year from monetization of interest rate swaps associated with the company's debt portfolio. And at the end of the year, we collected on a tax-refund receivable for prior years' taxes of $460 million.

Our net capital expenditures were up $326 million for the quarter over last year, but for the year they were down $220 million.

We also absorbed $200 million of restructuring payments in the quarter, and $800 million for the full year. In 2003, you should expect some additional cash outflows for the actions we took in 2002 to make the company more efficient. Below Free Cash Flow, there were some important moves in 2002.

Our investments in Global Financing Assets were lower, but so was our debt in support of those assets. We made significant investments in acquisitions, notably, using $2.8 billion dollars in cash for PwC Consulting. We completed the sale of our HDD business to Hitachi at the end of the year which brought in a net $1.2 billion in cash in the 4th quarter, with another $600 million to come over the next three years. We distributed $5.2 billion to investors through stock buy-back and dividends in 2002.

Of this, $4.2 billion was in the form of share repurchase, and $1 billion was through dividends.

Share repurchase remains an important part of our financial model. However, given the acquisition of PwC Consulting and the contribution to our pension fund, our share-repurchase activity was reduced in the 4th quarter.

In the 4th quarter, we spent $74 million to buy back about 1.3 million shares with $3.9 billion dollars remaining in our last Board authorization. For the year we repurchased 48.5 million shares, and we ended the year with roughly the equivalent of 1.75 billion shares outstanding -- diluted.

There has been much discussion in the press recently about dividends and possible change in the tax law. We monitor these developments carefully, as you would expect. If the taxation of dividends is reduced significantly, we at least have the capacity to increase dividends while maintaining the flexibility we need to make acquisitions when the opportunities arise. But let's see how these tax laws play out first.

Now let's look at that Balance Sheet -- Chart 11.

4Q02 - BALANCE SHEET

The Balance Sheet remains very strong, even with all that's happened in the 4th quarter. At the end of the year, our cash levels were high, our total debt level was down, and, our core debt-to-capital was well within a comfortable range.

We ended the quarter with $6 billion in cash, up $800 million from 3rd Quarter and down just $400 million from year end 2001.

At the 3rd-quarter earnings call we noted that the 4th quarter had some key dynamics, notably the investment in PwC Consulting and the sale of the HDD business. We said that core debt to capital may rise in the 4th quarter as a result.

It did, but our focus on cash helped keep this to a very modest increase. Core debt increased $600 million year-to-year to $2.2 billion, and stands at a conservative 10% debt-to-capital.

Since our strong cash position is far greater than our core debt, our core business should be considered debt free.

Our total debt of $26 billion is driven almost entirely by our Global Financing business, and its debt decreased by $1.7 billion, consistent with a reduction in Global Financing assets. Global Financing was leveraged at an appropriate 6.9 to 1.

As you know, in the 4th quarter we took advantage of the very low interest rate environment to do some very inexpensive term debt financing. So, with all we've done in the 4th quarter, the Balance Sheet does remain very strong.

Now before we move on, let me tell you about some added disclosure we are planning. Our IBM Annual Report for 2002 will be expanded to provide you a view of worldwide Global Financing, in lieu of just the U.S. view you used to get from the IBM Credit Corp. Annual Report. And by the way, to improve our borrowing efficiency, we will be funding all debt through the IBM shelf registration and canceling the ICC shelf.

Now let me turn to a discussion of some of our individual businesses, starting with Global Services, Chart 12.

GLOBAL SERVICES

Given the environment, Global Services' performance was noteworthy, highlighted by several significant accomplishments. During the quarter, IGS achieved its second largest quarter of signings ever, $18.1 billion dollars; secured their second multibillion-dollar On-Demand outsourcing contract with JP Morgan Chase; kept the integration of PwC Consulting on track to form Business Consulting Services as one team; and met the first quarter of business expectations for the PwC Consulting acquisition.

IGS Revenue, at $10.6 billion, was up 17% as reported, 13% at constant currency. Services was up 15%, while maintenance was flat, both at constant currency.

Excluding PwCC, Global Services was down 1% year-to-year, in-line with the industry. However, the acquisition has brought significant leadership and scale to IBM in the IT Services industry.

Total signings for Services were $18.1 billion. Even when you exclude approximately $1 billion of PwC Consulting signings, it is still the largest signings quarter we've had in the last two years.

This quarter we signed:

 o         twelve deals greater than $100 million,

 o         of which two deals were greater than $1 billion.

         Our relative strength in signings was evident in both our long-term and short-term businesses. Our long-term signings for the quarter were up 3% year-to-year. Our short-term signings for the quarter, excluding PwC Consulting, were down 6% year-to-year, but this contrasts our largest consulting competitor whose short-term signings declined 32%.

The backlog for Global Services, including Strategic Outsourcing, BCS, IT Services and Maintenance, was estimated at $112 billion at the end of the quarter.

At the beginning of the 4th quarter, PwC Consulting added $3.1 billion to the backlog, all relatively short-term contracts. Also note that, this quarter, changes in scope to existing contracts declined from previous quarters.

At the end of the quarter, our pipeline of opportunity for 2003 appears relatively strong, particularly in the telecommunications, financial and industrial sectors, reflecting the interest in our On-Demand initiatives.

Now, let's review the three major segments of Global Services:

Strategic Outsourcing, which was more than 35% of Global Services, was flat year-to-year. We continued to roll out new capabilities of our On-Demand strategy. We have developed new On-Demand technologies for Utility Management Infrastructure, code named, "Blue Typhoon," that allow the dynamic allocation of IT resources to various customers.

This technology is a key competitive advantage. IDC recently released a report supporting our On-Demand initiative. They concluded that, not only is Utility Computing timely in the eyes of IT managers, IBM is most likely to capture a leading market position.

E-Business hosting, which provides web hosting infrastructure and application management as an Internet service, continued its strong pattern of growth, up 22%.

Integrated Technology Services grew 1% at constant currency. ITS was almost 30% of Global Services, and includes product support services and maintenance. ITS Contract signings occurred late in the quarter, compared to the same period last year. The labor-based installation component of these contracts will flow into 2003.

And finally, the third segment of IGS , Business Consulting Services.

With the acquisition of PwC Consulting, BCS now represents more than 30% of Global Services revenue. Excluding PwC Consulting, this unit declined 4% for the quarter at constant currency, an improvement from the 3rd quarter's decline of

8%.

BCS Americas, excluding PwC Consulting, posted its second sequential quarter of growth, 9% at constant currency, driven by strength in the public sector. Our largest consulting and systems integration competitor recently reported a revenue decline in the Americas of 3%.

BCS Europe continued to lag the Americas, and was down 17% for the year. We have focused on rebalancing skills in this geography and expect results to stabilize in 2003.

Now, let me give you a couple of additional specifics on the progress of the PwC Consulting integration. We have successfully retained about 99% of roughly 1,100 partners that were invited to join IBM. We have already regained 99 of the 149 accounts that dropped PwC Consulting prior to the acquisition, due to auditor independence issues. We successfully completed, on schedule, the second phase of our integration plan, which merged the two consulting organizations into one team, operating side-by-side, in a fully integrated management system. And, as I said earlier, we would estimate that PwC Consulting met our expectations for the quarter.

So, overall -- a good quarter for Global Services:

 o       very strong signings,

 o       good revenue performance, given the environment,

 o       a continued roll-out of our On-Demand initiative, and

 o a successful integration of PwC Consulting into the new Business Consulting Services.

Now, click on the Next button for Chart 13, and I'll discuss eServers and Storage.

eSERVERS AND STORAGE

IBM's servers and storage had another good quarter, highlighted by share gains and continued gross profit margin expansion. Segment profit was up more than 14% year-to-year.

First, zSeries mainframe revenue was down 4%, but MIPS grew 13%. Linux on the mainframe grew revenue by more than 45% from a year ago, and accounted for 17% of the revenue.

Our pSeries server revenue was flat year-to-year, but gained share in this environment. We continued to have strong growth in our high-end, driven by our p690. And in November we introduced the midrange p650 server, the lowest priced 8-way UNIX server on the market. This server, with it's Power4 engines, holds five key benchmarks. Its combination of high performance and low price generated strong demand, and the p650 was sold out.

iSeries revenue was down 13% year-to-year. In just a few days we will announce iSeries servers with the ability to turn on additional capacity remotely for short periods of time. IBM's advanced software will also be included with these iSeries servers. By integrating this Capacity On Demand with IBM's advanced software, we will give customers outstanding flexibility to address unpredictable business peaks.

This is a further extension of the eServer and Storage e-business on demand offerings. Based on this, we expect to see improved performance from our iSeries next quarter

xSeries revenue grew 14% year-to-year. xSeries servers were up 19%. This continued to be fueled by the high end where we took share from every major competitor, again. By leveraging our research and development, we have the only Xeon-based 8-way and 16-way in the market.

But growth was also driven by our 2-way rack and tower mainstream systems which provided customers with Xeon solutions months ahead of our competition, reflecting the leverage of our technology investments. These time-to-market and performance advantages helped generate the strong demand we saw across our server line.

December was the first full month of BladeCenter products, and the combination of advanced hardware and IBM Director software resonated well with customers.

Next, our storage family of products.

Revenue for disk storage was up 6% year-to-year, and gross margins for Shark were up year-to-year. Shark footprints were larger in the 4th quarter, so we saw nearly a 70% increase in terabytes shipped as compared to a year ago.

Tape revenue was down 17% year-to-year, in line with the market. And again, margins were up.

And finally, our storage networking products, including networking switches and network-enabled Shark and Fast-T, continued to show strong growth, up 30% year-to-year.

So we believe we continued to take share.


Now click on the Next button for Personal and Printing Systems, Chart 14.

PERSONAL and PRINTING SYSTEMS

Revenue in the quarter from our Personal and Printing Systems Group was flat year-to-year and up 9% sequentially. We've seen strong reception to our November announcement of IBM's patented "ThinkVantage" technologies for IBM PCs that can immediately reduce support costs.

This segment delivered profit of $47 million this quarter, a $64-million improvement from a year ago, and a $68-million improvement sequentially.

This is a direct result of the key strategies we have discussed in the past.

In the 4th quarter, PC gross profit margins improved again, both year-to-year and sequentially, reflecting the execution of our variable cost model and cost-reduction initiatives.

This effective asset and expense management helped enable the Personal and Printing Systems segment to generate cash of $400 million in the 4th quarter and nearly $900 million for the full year. Plant and field inventories were down over 35% from a year ago, and our Days Sales Outstanding also improved both year-to-year and sequentially.

Now if you'll move to Chart 15, we'll cover Technology.

TECHNOLOGY

The Technology Segment delivered $42 million of profit in the 4th quarter, a direct result of the actions we took to realign this group during the 2nd quarter.

Total segment revenue was $1.2 billion, down 20% year-to-year. Of this, external OEM revenue of $800 million was also down, 12% year-to-year.

But our higher-margin OEM logic revenue of $597 million was up 35% year-to-year, driven by strong customer demand for our leading-edge copper PowerPC products and our growing foundry business.

It was revenue from the display and card manufacturing businesses, which we have been exiting, that was down over 50% year-over-year, or $275 million.

And at the end of the 4th quarter, we sold our interests in the China card assembly facility, GKI. This will further reduce our ongoing revenue by over

$150 million per quarter, but have no impact on profit.

In the changing portfolio of our Technology business, we are seeing strong demand for our Engineering & Technology Services. They delivered $43 million of revenue in their second full quarter of operation.

Looking beyond the 4th quarter, the new 300 millimeter plant continues to ramp and is on schedule. Last week, AMD announced its decision to work with us. They want to leverage IBM's advanced materials and technology, bringing low power and smaller circuits to their advanced microprocessors.

This announcement, along with prior announcements with Sony, Toshiba and Chartered, demonstrates that the industry recognizes IBM's leadership technologies.

And finally, we are pleased that our HDD agreement with Hitachi closed on schedule at the end of the year. In the 4th quarter, our loss in the HDD business, which is reported in Discontinued Operations, was 52 cents per share.

Please note that there will be some limited discontinued operations activities as we conclude the transfer and shutdown of this business.

Now click on the Next button for Software, Chart 16.

SOFTWARE

Our software business, at $3.8 billion, was flat as reported and declined 2% at constant currency. Operating Systems, which represent less than 20% of total software, declined 2% at constant currency. Middleware declined 1%. Yet we expect that, in this tough environment, IBM continued to gain share against its primary competitors.

The software market remains difficult. The customer decision-making process continues to lengthen. And the size of individual software deals declined versus a year ago, a sign that customers continue to make smaller, short-term investments with a focus on quick paybacks. And while we continued to focus on expanding our customer base, including mid-sized customers, so far that growth has not been sufficient to offset those two customer trends.

On a product basis, our results were mixed. First, the WebSphere family of products, focused on e-business infrastructure, grew 4% in the quarter, and 21% for the year. We continue to see customers shifting their investment towards WebSphere's higher-value-added products such as Portals and Business Integration, and less to the Application Server. Sequentially from the 3rd quarter, Websphere grew 64%, while our primary competitor's license revenue has been relatively flat since the 3rd quarter of 2001. Additionally, in support of our efforts to gain more market share with the mid-market customers, we delivered two new offerings, WebSphere Express and Portal Express.

Our Data Management software declined 3% in the quarter, but grew 9% for the year. Full-year growth was helped in part by the Informix acquisition which closed in the 3rd quarter of 2001. DB2, our leading database, grew 11% for the quarter and 9% for the full year. This is in sharp contrast to our nearest competitor who recently announced flat database revenues in their latest quarter and a 12% decline in their last four quarters. Clearly, given our recent performance, we continued to gain share.

 Database tools declined 19% in the quarter, but grew 2% for the year. Our entry and success in the database tools market has made it increasingly price competitive during the 2nd half of 2002. Content management grew 29% in the quarter and 26% for the full year.

Lotus revenue was flat in the quarter and declined 5% for the year. Lotus continued the shift in its portfolio from the more mature messaging market to the new advanced collaboration applications.

Tivoli continued its financial turnaround. In a down market, Tivoli had flat revenue for the quarter and 1% growth for the year, so we believe Tivoli gained share.

During the Quarter, Software Group progressed with several Strategic Initiatives that will continue to provide technological leadership and value to our customers: During the quarter we announced our intent to acquire Rational Software Corporation. We expect their design, test, and management tools will help customers speed the development of integrated applications across their enterprises. We expect the acquisition to close later this quarter, pending regulatory approval. We will provide you with an update at that time.

Our momentum with leading independent software vendors continued with four new alliances this quarter bringing the total number of strategic alliances to more than 90. In these challenging market conditions we continue to leverage productivity initiatives such as shared component development. We build things once and use them many times, across our entire software portfolio. This has led to significant savings in the production of code and much faster time to market.

These initiatives contributed to middleware revenue growth of 3% in 2002, overall share gain in a market which declined 1%, and overall software segment pretax income growth of 12%, with strong cash flow.

Now if you'll click on the Next button for Chart 17, I'll wrap up on 2002.

LEADERSHIP INITIATIVES

As this chart indicates, maximizing shareholder returns goes beyond investments. We are fully focused on improving the profitability of our existing businesses. Back at our May Analyst Meeting, Sam Palmisano spoke of two principal business models within the technology sector, one based on exploiting Research & Development, and one based on superior execution. We have been improving our profitability by both means. The technology in our high-end servers and in our software gives us superior price/performance over our competitors. Our focus on Total Supply Chain management has improved our efficiencies across IBM. And changing IBM itself into an e-Business on Demand will increase the variable cost portion of our business model, giving us increased flexibility to deal effectively with changing levels of customer demand.

Of course, we've been saying all year that efficiency and cost effectiveness are not just tools for profitability. They are competitive advantages as well.

The clarity of these four Leadership Initiatives:

 o         Organic Growth

 o         Acquisitions and Divestitures

 o         Stock buyback and Dividends, and

 o         Cost/Expense Reduction

         -- that target shareholder returns has enabled us to act quickly and effectively this past year.

But you have also seen other forms of Leadership Initiatives continue through 2002.

From an industry standpoint, we have extended our base technology leadership through Research. And we have led in the adoptation of open standards, even urging our customers to demand it of their suppliers. We know it is what our customers want, and we have built our strategy around it.

Both of these are paying off. From a customer standpoint, we have anticipated customer shift to integrated solutions and, more importantly, to the flexibility of e-Business on Demand. We have put our investments there, and we have reshaped our go-to-market strategy. Responding to future customer requirements is key to superior Return on Invested Capital on a sustained basis.

2002 was a year of IBM's extending its leadership. We've been winning in this weak economic environment, and no one is better positioned to meet the future needs of our customers as they shift to an on-Demand business.

Now let me turn to 2003.

A year ago, we all looked ahead to 2002 and said it was going to be another demanding year, and a tough one to forecast. You will recall that strategists and security analysts were quite undecided about when to expect a turn in the market as a whole, and in the technology sector in particular. But we pointed to our business model's three fundamental strengths that served us well in a challenging economic environment. As we start the year, we already have about half of our earnings under contract. We expected to benefit from improvements in our cost structure. And we expected to gain share in key segments like Software, Services, Storage, and Servers, just as we had the year before.

Few competitors could point to these strengths. So what's different a year later?

Strategists and analysts are still undecided about the timing of a turn, but there is greater confidence that the tech sector has steadied.

Now the question seems to be more one of how strong the recovery will be.

And for IBM, those three fundamentals that helped us in a difficult 2002 will continue to help us while the market remains tough in 2003.

But there is also little doubt that IBM is in much better shape than a year ago. We've strengthened existing businesses like our Microelectronics Division and our PC business. We've acquired some excellent Services and Software companies. We've shed some non-strategic businesses. We've fortified our pension plan, and, we've streamlined our infrastructure, working towards a more variable cost structure.

These actions have positioned us to outperform the IT industry.
2003 will still have its challenges for us.

 o         We expect continued pricing pressure.

 o We've already pointed to reduced net income from our pension plans due to lowering our return assumptions from 9.5% to 8%.

 o       The market for Intellectual Property will continue to slow, and

 o       We will have more shares outstanding due to our pension funding.

 o Industry analysts are not expecting demand to pick up until the second half of 2003 at the earliest.

Yet, for IBM's 1st quarter, the current Street average has nearly 10% revenue growth and 9% EPS growth. I would not get ahead of the curve and expect more than that.

But the actions we took last year, the acquisitions, the rebalancing of capacity, the focus on total supply chain management, will more than offset the challenges.

2003 will be the reverse of conventional wisdom about IBM. It will be growth, aided by the acquisitions, and profit improvements that will offset weakness in pension and IP income.

IBM can grow revenue and earnings in 2003 without growth in IT spending.

However, as I also said back in November, most analysts in fact are forecasting modest growth in IT spending. If that happens, the current Street average estimates, with high single-digit revenue growth and Earnings Per Share growth, are still reasonable.

Now Hervey and I will take your questions.

Thanks, John.

Now, if you'll all go to the next chart, you'll find an index of all our slides that may be helpful during the Q&A. And as John mentioned, we also have a few supplemental charts.

Before I turn the call over to the operator to give you polling instructions, let me make my usual request that you refrain from multi-part questions, to give others some time. As always, we are on a tight schedule.

     --------------------------------------------------------

            IBM 4Q 2002
            Earnings Presentation


            January 2003

Certain comments made in this presentation may be characterized as forward looking under the Private Securities Litigation Reform Act of 1995.

Those statements involve a number of factors that could cause actual results to differ materially.

Additional information concerning these factors is contained in the Company's filing with the SEC. Copies are available from the SEC, from the IBM web site, or from IBM Investor Relations.

                            [IBM LOGO]

           FOCUSED INVESTMENT FOR GROWTH
        --------------------------------------------------

Research & Development: $5B     Capital Expenditures: $5B      Acquisitions: $5B

/ / Leading Products             / / Technology:                / / Services:

    -WebSphere                       -300mm                         -PwCC
    -DB2                                                            -Mainspring
    -Servers                     / / Services:
    -Storage Systems                 -Strategic Outsourcing    / / Software:
    -ASIC                                                           -Informix
                                                                    -ACCESS360
/ / Emerging Growth Areas:       / / Global Financing               -CrossWorlds
                                                                    -Trellisoft
    -e-Sourcing                                                     -Holosofx
    -Grid                                                           -Metamerge
    -Autonomic
    -Linux
    -Life Sciences

                         IBM 4Q 2002 FINANCIAL SUMMARY
                       CONTINUING OPERATIONS (INCL PwCC)
       ------------------------------------------------------------------

                    As                 Included               Street
                 Reported               Charges               Average
                ---------               --------             ----------


     Revenue     $23.7B                                        $23.2B

     Expense       6.5B                 $614M  (1)               5.5B
                                         (40M) (2)

     EPS         $1.11                  $0.23

                            $1.34                               $1.30

    (1) PwCC transition charges and deal proceeds
    (2) Update of estimated reserves associated with 2Q actions

                                   IBM REVENUE
                              (CONTINUING OPERATIONS)
                        --------------------------------

                               B/(W)   Yr/Yr            B/(W)   Yr/Yr
                               -------------            -------------   % of
($B)                    4Q02   Rptd     @CC      FY02   Rptd     @CC   FY Rev
                       -----   ----    ----     -----   ----     ---   ------
Global Services         10.6   17%      13%      36.4     4%      3%       45%

Hardware                 8.1    1%      (1%)     27.5   (10%)   (11%)      34%

Software                 3.8    --      (2%)     13.1     1%     --        16%

Global Financing         0.8   (11%)    (11%)    3.2     (6%)     (5%)      4%

Enterprise Inv. / Other  0.3     1%     (6%)     1.1     (8%)     (10%)     1%
                        -----   ----    ----     ----    ----     ----    ----
IBM                     23.7*    7%      4%      81.2*   (2%)      (3%)   100%





*Rounding

                        IBM REVENUE -- INDUSTRY SECTOR
                        --------------------------------


                                       3Q Revenue     4Q Revenue
                                       ----------     -----------
Financial Services                        $5.0B          $5.8B

Public                                     3.2            3.5

Industrial                                 2.6            3.0

Distribution                               1.9            2.2

Communications                             1.8            2.1

Small / Medium Business                    4.4            5.1


                                   IBM GROSS PROFIT MARGIN
                                    CONTINUING OPERATIONS
                             --------------------------------
                                   B/(W)                     B/(W)
                            4Q02   Yr/Yr           FY02      Yr/Yr
                            ----   ----            ----      ------
Global Services             26.3%  (1.9 pts)       26.3%    (1.2 pts)

Hardware                    31.2%   0.3 pts        27.1%    (3.5 pts)

Software                    87.0%   1.8 pts        84.4%     1.9 pts

Global Financing            55.2%   (0.2 pts)      56.2%     5.6 pts

Enterprise Inv. / Other      32.9%  (12.9 pts)     42.6%     (2.4 pts)
                            -----   ----------     ----      ---------
IBM                          38.8%  (1.5 pts)      37.3%     (1.1 pts)


                                     IBM EXPENSE SUMMARY - AS REPORTED
                                         (CONTINUING OPERATIONS
                                   -------------------------------------

                                                   4Q02                                 FY02
                                                   ----                                 ----
                                                   B/(W)      Charges                   B/(W)      Charges
                                        $B         Yr/Yr         $B         $B          Yr/Yr        $B
                                        --         -----         --         --          -----        --
SG&A                                    5.4        (16%)         0.5       18.7         (10%)        1.7

RD&E                                    1.2          3%                     4.8           5%

IP and Custom Dev. Income              (0.3)       (29%)                   (1.1)        (25%)

Other Income and Expense                0.1         nm           0.1        0.2          nm          0.5

Interest Expense                        --          nm                      0.1          38%


Total Expense and Other Income          6.5*       (21%)         0.6       22.8*        (11%)        2.2

  E/R%                                 27.4%     (3.3 pts)                 28.0%      (3.4 pts)


NM = NOT MEANINGFUL

* Rounding

                                IBM CASH FLOW
                              -----------------

($B)                                                FY01        FY02
                                                    ----        ----
Net Income from Continuing Ops.                     8.1          5.3
Depreciation/Amortization                           4.5          5.0
Working Capital/Other                              (0.0)         0.7
--------------------------------------------------------------------------
Total Operating Sources                            12.6         11.0
--------------------------------------------------------------------------
Capital Expenditures, Net                          (4.9)         (4.7)
Other Operating Uses                               (0.4)         (0.5)
--------------------------------------------------------------------------
Total Operating Uses                               (5.3)         (5.1)
--------------------------------------------------------------------------
--------------------------------------------------------------------------
Free Cash Flow                                      7.3           5.9
--------------------------------------------------------------------------
Global Financing Assets*                            1.8           3.4
Total Debt                                         (0.5)         (2.6)

Acquisitions                                       (0.9)         (3.2)

Discontinued Opeartions - Hitachi                   0.1           0.4

Dividends                                          (1.0)         (1.0)
Share Repurchase                                   (5.3)         (4.2)
Other                                               1.2           0.9
--------------------------------------------------------------------------
Net Cash Flow                                       2.7          (0.4)
--------------------------------------------------------------------------


* Excludes Fixed Assets

                             IBM BALANCE SHEET
                             -----------------

     ($B)                 Dec         Dec        Dec
                         2000        2001       2002
                         ----        ----       ----

--------------------------------------------------------
Cash                      3.7         6.4        6.0
--------------------------------------------------------
Core Assets*             45.0        46.0       56.4
Global Fin. Assets*      39.6        35.9       34.1
                         ----        ----       ----
Total Assets             88.3        88.3       96.5


Other Liabilities        39.1        37.5       47.7
--------------------------------------------------------
Core Debt                 1.1         1.6        2.2
Global Fin. Debt         27.5        25.5       23.8
                         ----        ----       ----
--------------------------------------------------------
Total Debt               28.6        27.2       26.0
                         ----        ----       ----
Total Liabilities        67.7        64.7       73.7


Equity                   20.6        23.6       22.8

--------------------------------------------------------
Core Debt/Cap             6%          7%         10%
Global Fin. Leverage     6.6         6.8        6.9
--------------------------------------------------------

*Excluding Cash

                              GLOBAL SERVICES
                           -----------------------
                          Revenue $10.6B, +13% @CC

          Services           +15%          Signings               $ 18B
          Maintenance          0%          Estimated Backlog      $112B

  //  Revenue growth:                        / /  Business Consulting Services
      -  Strategic Outsourcing: 0%                -   Integration of PwCC
      -  Integrated Technology Services: 1%       -   Significant win-backs
      -  Business Consulting Services: 52%
                                            / /   On Demand
         - Excluding PwCC: -4%                     - Blue Typhoon technology
         - Americas leading BCS recovery           - JP Morgan contract

                      IGS WW Contract Signings





 [GRAPHIC OMITTED]                                          / /  Longer-Term
                                                            / /  Shorter-Term

"Omitted graphic is available on IBM's website (www.ibm.com)."

                            eSERVERS AND STORAGE
                  -------------------------------------------------
                          Revenue $4.2B, -1% yr/yr @CC

                    Revenue          Share           GP%
                    -------          -----          ---

   zSeries             -4%            =             +   MIPS up 13%
                                                        Linux up over 45% yr/yr

   pSeries           Flat             +             +   New P650 midrange
                                                        strength - sold out

   iSeries           -13%             =             -   Upcoming on-demand
                                                        announcement

   xSeries           +14%             ++            +   High-end strength

   Shark             +5%               +            +   Larger footprints -
                                                        Terabytes up nearly
                                                        70% yr/yr

   Tape Storage     -17%               =            +

                        PERSONAL AND PRINTING SYSTEMS
-------------------------------------------------------------------------------

                          Revenue $3.0B, Flat yr/yr @CC

  / /  4Q segment profit of $47M, up $64M yr/yr
       -  Full year profitable - up over $210M yr/yr

 / /   Full year revenue down 9% yr/yr
       -  Full year PC gross margin flat
       -  4Q PC gross margin
          -  up 3 pts yr/yr
          -  up 2 pts qtr/qtr

 / /   Strong contributor of cash
       -  4Q and full year

 / /   Improved variable cost model
       -  Supply chain benefits - operational efficiencies
       -  Continued focus on cost / expense / assets

                     TECHNOLOGY - CONTINUING OPERATIONS
                   --------------------------------------

                     Segment revenue $1.2B, -20% yr/yr

/ / Segment profit of $42M, improved $26M yr/yr and $59M qtr/qtr

/ /   External OEM revenue was $800M, down 12% yr/yr
      >  OEM Logic revenue of $597M, up 35% yr/yr
      >  Exited display and card manufacturing
         businesses, revenue down 50% yr/yr - $275M

/ /   Good start for our new Engineering and Technology
      Services

/ / Microelectronics gross margin improved both yr/yr and qtr/qtr

/ /   300 mm plant ramping volume as planned

/ /   Leveraging our technology investments

      >  AMD, Sony/Toshiba, Chartered

                                    SOFTWARE
                                  ------------


                     Revenue $3.8B, flat as report, -2% @ cc


                        Yr/Yr Revenue Growth
                         QTR            FY             Share
                         ---            --             -----
WebSphere Family         4%             21%              +

Data Management         (3%)             9%              +
   DB2                  11               9%

Tivoli                   0%              1%              +

Lotus                    0%             (5%)             -







                                     4q02 REVENUE DYNAMICS



                                            Middleware
Operating Systems       -2% yr/yr
                                                        UNIX/NT      -2% yr/yr

                                                        Host         -1% yr/yr
Middleware              -1% yr/yr


                           2002 - EXECUTING ON STRONG
                             LEADERSHIP INITIATIVES

Maximize return to shareholders

   - Organic growth
   - Acquisition/Divestiture
   - Stock buyback and dividends
   - Cost/Expense reduction

Maintain industry leadership
   - Technology
   - Open Standards

Provide integrated customer solutions

                                   [IBM LOGO]

-S1-

                             IBM GEOGRAPHIC REVENUE
                             (CONTINUING OPERATIONS)

                                                                                            %
($B)                               B/(W)       Yr/Yr                  B/(W)       Yr/Yr       Rev
                                   -----------------                  ----------------
                        4Q02        Rptd        @CC        FY02        Rptd        @CC        FY02
                        ----        ----        ---        ----        ----        ---        ----
Americas                10.3          5%          7%       36.4        (3%)       (1%)         45%
Europe/ME/A              7.8         13%          1%       24.3          1%         4%         30%
Asia Pacific             4.8          7%          4%       17.2          --         --         21%
OEM*                     0.8       (11%)       (11%)        3.3       (24%)      (24%)          4%

------------------------------------------------------------------------------------------------------
IBM                     23.7          7%          4%       81.2        (2%)       (3%)        100%
------------------------------------------------------------------------------------------------------


* Continuing Operations

-S2-

                        CURRENCY: YEAR-TO-YEAR COMPARISON
                           QUARTERLY AVERAGES PER US$

                                                                            1/15             @1/15 Spot
                               3Q02                       4Q02              Spot          1Q03         2Q03
                          ---------------        -------------------        ----          ----         ----

$/Euro                    1.02                   0.999                      0.95
Yr/Yr                                 10%                        11%                        17%          13%
$/Pound                   0.65                   0.636                      0.626
Yr/Yr                                  7%                         8%                        11%           9%
Yen/$                      119                   122.4                      118.2
Yr/Yr                                  2%                         1%                        11%           7%
                          ----------------------------------------------------------------------------------
IBM Revenue                         2 pts                       3pts                       6pts        4 pts
Impact

Negative Yr/Yr growth signifies a translation hurt

-S3-

                                   TECHNOLOGY

                              External Revenue ($M)

                                     [GRAPH]

                               Segment Profit ($M)

                                     [GRAPH]

* Before 2Q actions

  "Omitted graphic is available on IBM's website (www.ibm.com)."

-S4-

                                  IBM CASH FLOW

($B)                                                4Q01            4Q02
                                                    ----            ----
Net Income for Continuing Ops.                       2.6             1.9
Depreciation/Amortization                            1.1             1.2
Working Capital/Other                                2.9             2.7
                                                 ------------------------
Total Operating Sources                              6.5             5.8
                                                 ------------------------
Capital Expenditures, Net                          (1.1)           (1.4)
Other Operating Uses                               (0.2)              --
                                                 ------------------------
Total Operating Uses                               (1.3)           (1.4)
                                                 ------------------------
Free Cash Flow                                       5.3             4.5
                                                 ------------------------
Global Financing Assets*                           (1.2)           (1.1)
Total Debt                                         (0.5)           (0.5)
Acquisitions                                          --           (3.0)
Discontinued Operations - Hitachi                  (0.1)            1.0
Dividends                                          (0.2)           (0.3)
Share Repurchase                                   (1.0)           (0.1)
Other                                                0.1            0.1
                                                 ------------------------
Net Cash Flow                                        2.4           0.8**
                                                 ------------------------

*Excludes Fixed Assets
**Rounding